Exhibit 5.1

56 Prospect Street, Hartford, CT 06103-2818

Northeast Utilities Service Company

P.O. Box 270

Hartford, CT 06141-0270

Phone: (860) 728-4624

Fax: (860) 728-4584

e-mail: Jeffrey. Miller@nu.com

Jeffrey C. Miller

Assistant General Counsel*

*      Admitted in New York;

        Authorized House Counsel in Connecticut

March 23, 2012

Northeast Utilities

56 Prospect Street

Hartford, Connecticut 06103-2818

RE:	Registration Statement on Form S-3

Ladies and Gentlemen:

I am Assistant General Counsel of Northeast Utilities Service Company, a service company affiliate of Northeast Utilities, a Massachusetts business trust and voluntary association organized under the laws of the Commonwealth of Massachusetts (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement on Form S-3 of the Company (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the Company’s common shares, par value $5.00 per share (the “Common Shares”), that may be issued by the Company pursuant to the Northeast Utilities Dividend Reinvestment and Share Purchase Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, I have examined: (i) the Declaration of Trust of the Company, as amended to date; (ii) the Registration Statement; (iii) the Plan; and (iv) such other documents, records, and instruments and I have reviewed such matters of law as I have deemed necessary or appropriate.

I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures or instruments that I have reviewed. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed.

This opinion is limited to the current laws of the State of New York, the current federal laws of the United States, and to the limited extent set forth below, the current laws of the Commonwealth of Massachusetts, and to the facts as they exist on the date hereof. I am a member of the bar of the State of New York and Authorized House Counsel in the State of

Northeast Utilities

March 23, 2012

Connecticut. I am not admitted to practice law in the Commonwealth of Massachusetts, but I am generally familiar with the laws of such Commonwealth and have made such inquiries as I considered necessary to render my opinion. I express no opinion as to matters involving the laws of any jurisdiction other than the State of New York and the Commonwealth of Massachusetts and the United States. I undertake no obligation to advise you as a result of developments occurring after the date hereof including changes in such laws or interpretations thereof, or as a result of facts or circumstances brought to my attention after the date hereof.

Based on and subject to the foregoing, I am of the opinion that the Common Shares have been duly authorized and, when the Common Shares have been issued and sold and the Company has received the consideration therefor, in each case in accordance with the terms of the Plan, the Common Shares will be validly issued, fully paid and non-assessable.

This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. I hereby consent to be named in the Registration Statement and in the prospectus contained therein under the caption “Legal Matters” as the attorney who passed upon the legality of the Common Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ JEFFREY C. MILLER